UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 3, 2010 (September 1, 2010)

EVER-GLORY INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in charter)

Florida	000-28806	65-0420146
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

  Ever-Glory Commercial Center,
509 Chengxin Road, Jiangning Development Zone,
Nanjing, Jiangsu Province,
Peoples Republic of China

(Address of Principal Executive Offices) (Zip code)

(8625) 5209-6875
(Registrant’s Telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2010, Yan Guo, the Chief Financial Officer and Secretary of Ever-Glory International Group, Inc. (the ‘”Company”), notified the Board of Directors of the Company (the “Board”) her desire to resign from each of her positions, effective September 2, 2010. Ms. Guo's resignation was not the result of any disagreement with the Company known to an executive officer of the Company on any matter relating to the Company's operations, policies or practices.

On September 1, 2010, the Board appoints Mr. Jiansong Wang as the Chief Financial Officer and Secretary effective from September 2, 2010. From July, 2002 to February, 2004, Mr. Wang served as the Cost Accountant in Nanjing GongNongBing Textile (Group) CO.,Ltd. From March 2004 to June 2006, he served as the General Manager of Accounting Department in MG Garment Manufacturing Co.,Ltd. From July 2006 to August 2009, he served as the International Settlement Accountant for Goldenway Nanjing Garments Co. Ltd., a subsidiary of the Company. From September 2009 to September 1, 2010, he was the General Manager of Accounting Department in Ever-Glory International Group Apparel Inc., a subsidiary of the Company. Mr. Wang earned a Bachelors degree in Accounting from Hehai University in the P.R. China.

Although the Company does not have a written employment agreement with Mr. Wang, he will be compensated approximately US$15,000 (RMB 100,000 ) per year for his services as the Chief Financial Officer and Secretary.

Item 9.01 Financial Statements and Exhibits

(a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

Not applicable.

(b) PRO FORMA FINANCIAL INFORMATION.

Not applicable.

(c) SHELL COMPANY TRANSACTIONS

Not Applicable

(d) EXHIBITS.

99.1           Press release issued by Ever-Glory International Group, Inc., dated September 2, 2010, entitled “Ever-Glory Announces Resignation and Appointment of Chief Financial Officer and Corporate Secretary”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVER-GLORY INTERNATIONAL GROUP, INC.

Date: September 3, 2010	By:	/s/ Edward Yihua Kang
Edward Yihua Kang
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press release issued by Ever-Glory International Group, Inc., dated September 2, 2010, entitled “Ever-Glory Announces Resignation and Appointment of Chief Financial Officer and Corporate Secretary”.